Code of Ethics

Adopted June 2021; Amended as of January 1, 2025
Background and General Policy
Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain, and enforce a written code of ethics.
Compliance with Applicable Laws and Code of Conduct
Eldridge Structured Credit Advisers, LLC (the “Adviser” or “Eldridge Structured Credit Advisors”) and its Access Persons must comply with all applicable laws and governmental rules and regulations. All Access Persons will also comply with the Adviser’s Compliance Manual (“Manual”) and with the Eldridge Capital Management, LLC (“ECM”) Compliance Manual. All questions regarding the Code of Ethics (“Code”) should be directed to the Chief Compliance Officer (“CCO”). Access Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Adviser to comply with all applicable laws, and (ii) the CCO to discharge her duties under the Manual.

All Access Persons will act with competence, dignity, honesty, integrity, and in an ethical manner, and avoid actual or apparent conflicts of interest in personal and professional relationships when dealing with Clients, the public, prospects, third-party service providers, and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Adviser’s services, and engaging in other professional activities.

Fiduciary Standards

The Adviser expects all Access Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Adviser must act in its Clients’ best interests and notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest. The CCO shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict to the respective investment company board, and any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in timely and expeditious manner.
Investment Company Rule 17j-1 Code of Ethics
Rule 17j-1 under the Investment Company Act requires the investment adviser to the ETFs, which are a series of the Series Portfolios Trust (“SPT”), to adopt a written Code, and to submit such Code to the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) for approval, and to report to the Board any material compliance violations. Rule 17j-1 prohibits fraudulent activities and makes it unlawful for Access Persons and any affiliated person1 of or principal underwriter, or any affiliated person of an investment adviser or principal underwriter for the Adviser and its funds that are registered investmen
1     An “affiliated person” is broadly defined by Section 2(a)(3) of the Investment Company Act to include any person that owns 5% or more of the company’s outstanding voting securities, any person controlling, controlled by or under common control with the company, and any officer, director, partner, or employee of the company.

t companies, in connection with the purchase and sale, directly or indirectly, by such person of a security held or to be acquired by a fund2 to:
1)Employ any device, scheme, or artifice to defraud a Client, prospective Client, or investor or prospective investor in a fund;
2)Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3)Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit; or
4)Engage in any manipulative practice.

The interests of the Investment Companies, and its shareholders and investors are paramount and come before the interests of any Access Person. Personal investing activities of all Access Persons must be conducted in a manner that avoids actual or potential conflicts of interest. Access Persons shall not use their positions, or any investment opportunities presented by virtue of such positions, to the detriment of the funds and their shareholders.

Procedures

Personal Securities Transactions
Access Person trades should be executed in a manner consistent with the Adviser’s fiduciary obligations to its Clients; trades should avoid actual improprieties, as well as the appearance of impropriety. Access Persons’ trading activity should not be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

Access Persons are prohibited from trading in any Client securities unless through employee co-investments through a special purpose vehicle/employee fund.
Accounts Covered by the Policies and Procedures
The Adviser’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically include accounts held by family members sharing the same household. Such family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.
2     A security held or to be acquired by a fund is a Reportable Security which, within the most recent 15 days: (a) is or has been held by the Fund; or (b) is being or has been considered by the fund or its investment adviser for purchase by the Fund; and any options to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security referenced in (a) or (b).

Reportable Securities
The Adviser requires Access Persons to provide reporting regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•Direct obligations of the Government of the United States;

•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;

•Shares issued by open-end mutual funds unless such fund is advised or underwritten by the Adviser or an affiliate;

•Interests in 529 college savings plans; and

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are advised or underwritten by the Adviser or an affiliate.

ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in the Adviser’s Personal Securities Transactions policy.

Although direct holdings of Bitcoin and Ethereum are not considered Securities (and thus are not Reportable Securities), derivatives of such virtual currencies and other virtual currencies, cryptocurrencies, or digital “coins” or “tokens” may be considered Reportable Securities. If you wish to invest in cryptocurrencies outside of Bitcoin and Ethereum, please consult Compliance to determine whether reporting is required. Initial Coin Offerings and cryptocurrency ETFs are considered Reportable Securities.

Pre-clearance Procedures
Access Persons must have written clearance for all transactions involving IPOs, private placements, collateralized loan obligations, or asset-backed securities before completing such transactions. Preclearance must be obtained from Compliance, using the “ComplySci” system. Access Persons must provide relevant information and documentation describing the proposed investment, such as a confidential memorandum, term sheet, limited partnership agreement and/or pitchbook, directly and promptly to Compliance. The information and documentation provided needs to be sufficient to enable Compliance to confirm the absence of any actual or potential conflict of interest. The submitting Access Person is responsible for identifying any conflicts or appearance of conflicts. The CCO may approve the participation of an Access Person in an IPO or Limited Offering if they determine that it is clear, in the view of the nature of the security, the nature of the offering, the market for such security, or other factors deemed relevant, such participation will not create a material conflict with the Adviser or its Clients. The Adviser may reject any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. Pre-approval for IPOs and Limited Offerings have up to 90 days to be completed following the approval date. The Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of the Adviser’s pre-clearance procedures.

All Access Persons must obtain preclearance through ComplySci for all purchases and sales of securities issued by any Eldridge Structured Credit Adviser advised ETFs. As part of such approval process, Access Persons must certify that they do not have any material non-public information prior to trading. Approvals, which will also be provided in ComplySci, are good for the day given and expire at the close of business in five business days.

To prevent the appearance of improper conduct by personnel engaging in short-term or speculative securities transactions, the Adviser is prohibiting Access Persons from engaging in any of the following activities involving the securities of any Eldridge Structured Credit Adviser advised ETFs, except with the prior written consent of Compliance: purchasing securities on margin, pledging securities, short-term trading, short sales, buying or selling puts or calls, or hedging. If you purchase any securities issued by Eldridge Structured Credit Adviser advised ETFs in the open market, you may not sell any of these securities of the same class during the thirty (30) days following such purchase.

Compliance will maintain a “Restricted List” of Securities that the Adviser is actively evaluating for purchase or sale in Client accounts or about which the Adviser might have received material nonpublic information (“MNPI”) (see the Insider Trading Policy for additional policies and procedures). No Access Person may trade in a security of an issuer that is on the Restricted List without preclearance through Compliance. The Adviser generally employs a shared restricted list across ECM. The Restricted List is circulated periodically. Access Persons are responsible for ensuring an issuer is not on the Restricted List before engaging in any transaction.
Reporting
The CCO will notify an individual if they qualify as an Access Person and are subject to the reporting requirements under this Code and shall deliver a copy of this Code to each Access Person.

The Adviser will receive direct feeds of Access Persons’ holdings and trading activity in Reportable Securities through ComplySci. In lieu of direct feeds, Access Persons’ may provide quarterly or annual account statements, as applicable, that reflect the Access Persons’ holdings and trading activity in Reportable Securities. Access Persons are also required to provide certain quarterly and annual reporting described below. Compliance is responsible for collecting these reports and reviewing them for pre-clearance as required, possible trading of Restricted List names, and other potential issues. The CCO reviews pre-clearance requests from the Compliance member that generally reviews/maintains personal securities transaction reporting. To the extent the CCO conducts any personal transactions in Reportable Securities, the ECM CCO, or if none, the CEO or CFO, shall review such transactions for compliance with the Personal Securities Transactions policies and procedures. No one may review or approve their own personal trade reporting or pre-clearance requests.

Per Rule 17j-1 under the Investment Company Act, this Code of Ethics requires Access Persons to provide certain information for all quarterly transaction reports, and initial and annual holdings reports, which is captured and stored in the respective certifications within ComplySci.
Quarterly Transaction Reports

Each quarter, Access Persons must confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities. Confirmations regarding Securities transactions and reporting of newly opened accounts containing any Securities must be submitted within 30 days of the end of each calendar quarter using ComplySci. Quarterly reports capture: the transaction date, title, ticker or CUSIP, interest/maturity date, number of shares, principal amount, nature of transaction, price, the name of the broker, and date of report. For any new Accounts opened, Access Persons must report the name of the account, account provider, the date the account was established, and the date of the report.

Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be entered manually into ComplySci. If an Access Person did not have any transactions or account openings to report, this should be indicated using ComplySci within 30 days of the end of each calendar quarter.
Initial and Annual Holdings Reports
Access Persons must periodically report the existence of any account3 that holds any Securities (even if none are Reportable Securities), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted (i) on or before February 14 of each year, and (ii) within 10 days of an individual first becoming an Access Person.

Annual reports must be current as of December 31. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports must be submitted through ComplySci. Initial and annual holdings reports capture: the name and type of security, ticker or CUSIP, number of shares, principal amount, the name of the broker, dealer, or bank where the account is, and the date of the report.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities falls within the definition of a “Reportable Security.” An exception to this would be the Eldridge 401k plan.

Initial reporting is due in ComplySci within 10 days of becoming an Access Person, and annual reports are due in ComplySci by February 14th of each year, irrespective of whether the Access Person has any holdings and/or accounts to report.
Exceptions from Reporting Requirements
There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan;

•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis;

3 For the avoidance of doubt, accounts should be reported if they hold Securities or can be used to trade Reportable Securities (e.g., single stocks, corporate bonds, closed-end mutual funds). IRAs should be reported. 401(k) and UTMA accounts should be reported if they hold Securities or have a brokerage account associated with them. If an account cannot trade Reportable Securities, it will be subject to initial disclosure and annual holdings reports but not quarterly transaction reports.

•Involuntary transactions (e.g., if the transaction is an involuntary forced sale out of a margin account);

Any investment plan or account that may be eligible for these exceptions (collectively, “Managed Accounts”) should be disclosed as such in ComplySci. In addition, Access Persons who disclose any Managed Accounts are required to certify within ComplySci, upon commencement of their employment (or initial account disclosure) and annually thereafter, that they have no direct or indirect influence or control over such accounts. The CCO or a designee will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO or a designee may ask for supporting documentation such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of ”no direct or indirect influence or control” that the adviser consistently applies to all Access Persons.

Reliance on this Managed Account exception is conditioned on the Adviser’s receipt of satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO.

Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If an Access Person of an investment company has provided Initial Holdings Reports, Quarterly Transaction Confirmations and Annual Holdings Reports to the Adviser, such Access Person will not need to duplicate such report to such investment company.

Reporting Violations

Improper actions by the Adviser or its Access Persons could have severe negative consequences for the Adviser, its Clients and Investors, and its Access Persons. Impropriety, or even the appearance of impropriety, could negatively impact the Adviser and all Access Persons, including people who had no involvement in the problematic activities.

Access Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code or applicable laws to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect the Adviser’s fiduciary duty to its Clients.

An Access Person’s identification of a material compliance issue will be viewed favorably by the Companies’ senior executives. Retaliation against any Access Person who reports a violation of the Code in good faith is strictly prohibited. If an Access Person believes that he or she has been retaliated against, he or she should notify the CEO directly.

The Adviser treats violations of the Code and the other policies and procedures set forth in the Manual very seriously. If Access Persons violate this Code, the Adviser may take a variety of disciplinary actions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment, or a combination of the foregoing. Violations may also subject an Access Person to civil, regulatory, or criminal sanctions.

For the avoidance of doubt, nothing in the Adviser’s Manual prohibits Access Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

The CCO shall use reasonable diligence and institute underlying procedures reasonably necessary to prevent its Access Persons from violating the Code. The CCO shall review any reports received pursuant to this Code within 30 days of their submission to determine whether a possible violation of the Code may have occurred and/or a violation of the underlying procedures. No Access Person shall review their own reports.

Report to the Boards

The CCO shall report to the respective Investment Company Board (the “Board”) at each meeting regarding the following matters (to the extent not previously reported to the Board):

(A)Issues arising under this Code, including but not limited to material violations of this Code, violations that are material in the aggregate, and any sanctions imposed.
(B)With respect to any transaction not required to be reported to the Board that the CCO believes nonetheless may evidence violation of this policy.
(C)The Board shall consider reports made hereunder and upon discovering that a violation of this Code has occurred, the Board may impose such sanctions, in addition to any disgorgement required, as it deems appropriate, including, among other things, a letter of sanction, suspension, or termination of the employment of the violator.

Annually, the CCO shall prepare a written report describing any issues arising under the Code or its underlying procedures, including information about any material violations and any sanctions imposed due to such violations and submit the information for review by the respective Board. The CCO shall also certify to the Board that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Approval Requirements

This Code and any material changes to this Code must be approved by the respective Board. Each such approval must be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Board must receive a certification from the relevant entity that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. Before initially retaining any investment adviser, sub-adviser or principal underwriter for the Company, the Board must approve the Code of Ethics of such investment adviser, sub-adviser, or principal underwriter for the Fund (unless the entity is not required by Rule 17j-1 to adopt a Code of Ethics), and must approve any material change to that Code of Ethics within six months after the adoption of the change. For the avoidance of doubt, the Adviser’s officers may make such non-material changes to this Code as they may determine necessary or appropriate, provided that the amended Code shall be reviewed with the Board at the next regularly scheduled meeting.

Distribution of the Code and Acknowledgement of Receipt
The Adviser will distribute the Manual (which includes this Code), to each Access Person upon the commencement of employment, annually, and following any material change to the Manual. Initially and annually thereafter, each Access Person must certify that they have received, read, and understood this Manual. In addition, the Manual will be available to all Access Persons via internal electronic filing and on ComplySci.
Disclosure of the Code of Ethics
The Adviser describes the Code in the Adviser’s Form ADV Part 2A and, upon request, will furnish Clients and Investors with a copy of the Code. All Client requests for the Adviser’s Code or policies contained in the Manual should be directed to the CCO.
Compliance with Other Securities Laws
The Code is not intended to cover all possible areas of potential liability under the Investment Company Act or under the federal securities laws in general. Access Persons covered by the Code are advised to seek advice of the CCO or legal counsel before engaging in any transactions involving securities held or under consideration for purchase or sale by an Eldridge Structured Credit Adviser fund.

In addition, the Securities Exchange Act of 1934 (the “Exchange Act”) may impose fiduciary obligations and trading restrictions on Access Persons. It is expected that Access Persons will be sensitive to these fiduciary obligations, even when not directly addressed in the Code.
Prohibited Trading Practices
No Access Person may purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership in such security, if to his or her actual knowledge at the time of such purchase or sale:

i.The security being considered for purchase or sale by an Eldridge Structured Credit Adviser fund; or

ii.The security is in the process of being purchased or sold by an Eldridge Structured Credit Adviser fund, or a fund completed a purchase or sale of such security within the 15 calendar day period prior to such purchase or sale.

Unless such security meeting the criteria in subsections (i) or (ii) became known to the Access Person as a result of the applicable fund’s public disclosure (a) that it held such security during the applicable period or (b) of such security being or having been included in the fund’s basket for creation or redemption orders of fund shares during the applicable period.

No Access Person may, to his or her actual knowledge, trade ahead of a fund, a practice known as “frontrunning.”
Prohibition of Personal Loans to Executive Officers and Directors Under Sarbanes-Oxley
Under Section 406 of the Sarbanes-Oxley Act of 2002, as amended (“SOX Code of Ethics”), the Adviser is prohibited from, directly or indirectly (including through a subsidiary), extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit in the form of a personal loan to or for any director or executive officer of the firm. Violations of the SOX Code of Ethics are subject to criminal sanctions under the Exchange Act.
Record Retention
All the Investment Companies fund records shall be maintained in accordance with Rule 17j-1(f) under the Investment Company Act for at least five years after the end of the fiscal year in which the activity occurred, and for at least the first two years in an easily accessible place, including the following:

•This Code and any related procedures, and any Code that has been in effect during the past five years;
•A record of any violation of the Code, and of any action taken as a result of the violation;
•A copy of each report under this Code (or duplicate statements and/or confirmations) for the account of an Access Person;
•A record of all persons, currently or within the past five years, who are or were required to make reports or to review reports under the Code;
•A copy of each report and certification by the CCO to the respective Board; and
•A record of any decision, and the reasons supporting the decision, to approve the acquisition of any securities in an IPO or Limited Offering.
Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law, regulation, or this Code, such matters shall not be disclosed to anyone other than the respective Investment Company Board and its counsel, the investment adviser and its counsel, and other service providers, independent auditors, or consultants.